Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

Subsidiary	State of Jurisdiction of Organization	Type of Subsidiary
First Midwest Bank	Illinois	Corporation
First Midwest Capital Trust I	Delaware	Statutory Business Trust
Great Lakes Statutory Trust II	Delaware	Statutory Business Trust
Great Lakes Statutory Trust III	Delaware	Statutory Business Trust
Northern States Statutory Trust I	Delaware	Statutory Business Trust
Catalyst Asset Holdings, LLC	Illinois	Limited Liability Company
Premier Asset Management, LLC	Illinois	Limited Liability Company